Exhibit 99.1

Popular, Inc. Announces First Quarter 2021 Financial Results

•	Net income of $262.6 million in Q1 2021, compared to net income of $176.3 million in Q4 2020.

•	Net interest margin of 3.07% in Q1 2021, compared to 3.04% in Q4 2020; net interest margin on a taxable equivalent basis of 3.39% in Q1 2021, compared to 3.35% in Q4 2020.

•	Credit Quality:

•	Non-performing loans held-in-portfolio (“NPLs”) decreased by $39.6 million from Q4 2020; NPLs to loans ratio at 2.4% vs. 2.5% in Q4 2020;

•	Net charge-offs (“NCOs”) decreased by $21.0 million from Q4 2020; NCOs at 0.29% of average loans held-in-portfolio vs. 0.58% in Q4 2020;

•	Allowance for credit losses (“ACL”) to loans held-in-portfolio at 2.75% vs. 3.05% in Q4 2020; and

•	ACL to NPLs at 114.7% vs. 121.5% in Q4 2020.

•	Common Equity Tier 1 ratio of 17.15%, Common Equity per Share of $69.63 and Tangible Book Value per Share of $61.42 at March 31, 2021.

SAN JUAN, Puerto Rico — (BUSINESS WIRE) — Popular, Inc. (the “Corporation,” “Popular,” “we,” “us,” “our”) (NASDAQ:BPOP) reported net income of $262.6 million for the quarter ended March 31, 2021, compared to net income of $176.3 million for the quarter ended December 31, 2020.

Ignacio Alvarez, President and Chief Executive Officer, said: “We got off to a strong start in 2021, earning $262.6 million in the quarter, and are optimistic about the economy and our opportunities for the remainder of the year. Our results include a benefit in the provision for credit losses of $82.2 million due to an improving macro-economic environment and lower credit losses. Even after the benefit, our allowance for credit losses stands at $800 million or 2.75% of loans-held-in-portfolio. Our capital levels remain strong, which, as evidenced by the recently announced capital actions for 2021, allows us to meet the needs of our customers as we prudently return capital to our shareholders.

Our colleagues continued to achieve impressive results under challenging circumstances. We experienced growth in our top line revenue, which benefited from PPP-related income and an increase in the value of our mortgage servicing rights. We also achieved record level of deposits and additional growth in active users of our digital platforms. Notwithstanding the demographic challenges we face in Puerto Rico, we added 12,000 new customers during the quarter. We also continue to support our small and middle market clients, approving close to 13,000 loans amounting to $478 million in PPP funding during the quarter.

I am especially proud of how we have partnered with local health authorities and community organizations by lending our facilities and personnel to help accelerate vaccination efforts in Puerto Rico. As the data has demonstrated, massive vaccination is key to controlling the virus, and we are encouraged by the pace of vaccination, particularly on the island. I am happy to report that 80% of our employees in Puerto Rico have received at least one dose of the vaccine. We still have more to do in our other markets, and we are committed to encouraging and facilitating vaccination opportunities to all our colleagues.

In alignment with our corporate values, we expanded our efforts to promote financial inclusion by making a $1.0 million investment in Greenwood, a digital banking platform designed to address the financial needs of Afro-American and Latinx consumers.”

Earnings Highlights

(Unaudited)	Quarters ended
(Dollars in thousands, except per share information)	31-Mar-21	31-Dec-20	31-Mar-20
Net interest income	$479,112	$471,616	$473,095
Provision (reversal) for credit losses	(82,226)	21,218	189,731

Net interest income after provision (reversal) for credit losses	561,338	450,398	283,364
Other non-interest income	153,653	144,847	126,643
Operating expenses	375,528	375,924	372,608

Income before income tax	339,463	219,321	37,399
Income tax expense	76,831	43,045	3,097

Net income	$262,632	$176,276	$34,302

Net income applicable to common stock	$262,279	$175,923	$33,602

Net income per common share - Basic	$3.13	$2.10	$0.37

Net income per common share - Diluted	$3.12	$2.10	$0.37

Significant Events

Financial Highlights

For the first quarter of 2021, the Corporation recorded net income of $262.6 million, compared to a net income of $176.3 million for the previous quarter. The results include a release of the allowance for credit losses of $82.2 million mainly due to the improved macroeconomic outlook and improving credit quality. Net Interest income was $479.1 million, an increase of $7.5 million compared to the previous quarter, driven by an increase in interest income and fees from the portfolio of loans under the U.S. Small Business Administration (“SBA”) Payment Protection Program (“PPP”). The net interest margin improved 3 basis points to 3.07%. Total assets grew by $0.9 billion from the previous quarter, mainly due to an increase in deposits across various sectors.

Capital Actions

On April 12, 2021, the Corporation announced the following capital actions:

•

an increase in the Corporation’s quarterly common stock dividend from $0.40 per share to $0.45 per share, commencing with the dividend payable in the third quarter of 2021, subject to the approval by the Corporation’s Board of Directors; and

•	common stock repurchases of up to $350 million during 2021.

The Corporation’s planned common stock repurchases may be executed in the open market or in privately negotiated transactions. The timing and exact amount of such repurchases will be subject to various factors, including market conditions and the Corporation’s capital position and financial performance.

Net interest income on a taxable equivalent basis – Non-GAAP financial measure

Net interest income, on a taxable equivalent basis, is presented with its different components in Table D for the quarters ended March 31, 2021 as compared with previous quarters. Net interest income on a taxable equivalent basis is a non-GAAP financial measure. Management believes that this presentation provides meaningful information since it facilitates the comparison of revenues arising from taxable and tax-exempt sources.

Non-GAAP financial measures used by the Corporation may not be comparable to similarly named non-GAAP financial measures used by other companies.

Net interest income for the quarter ended March 31, 2021 was $479.1 million compared to $471.6 million in the previous quarter, an increase of $7.5 million. Net interest income, on a taxable equivalent basis, for the first quarter of 2021 was $529.8 million, an increase of $9.1 million when compared to $520.7 million in the fourth quarter of 2020.

The net interest margin increased 3 basis points to 3.07% compared to 3.04% in the previous quarter. The increase in the net interest margin resulted from higher PPP fees recognized and a lower cost of deposits. On a taxable equivalent basis, net interest margin for the first quarter of 2021 was 3.39 % compared to 3.35% in the fourth quarter of 2020, an increase of 4 basis points. The main variances in net interest income on a taxable equivalent basis were:

•	interest income from loans increased by $5.0 million in the quarter due to the following main variances:

•

Higher interest income from commercial loans by $8.8 million mostly driven by the increase in SBA PPP interest income and fees of $11.6 million resulting mainly from the repayment of loans. These positive variances were partially offset by the impact of two fewer days in the quarter or $3.7 million,

•	consumer loans, including credit cards decreased $93 million on average or $2.7 million in interest income,

•	the combined balance of auto and lease financing increased $118 million but income from the portfolio was impacted negatively by two fewer days in the quarter or $1.5 million.

Changes in portfolio composition, including the above-mentioned changes, resulted in an increase in the total loan yield of 15 basis points when compared to the previous quarter. The Corporation recognized income of $23.1 million related to loans issued under the SBA PPP program, compared to $11.5 million in the previous quarter. These loans have a yield of approximately 7.21% in this quarter compared to 3.23% last quarter, including the amortization of fees received under the program that at March 31, 2021 had $50.1 million in unamortized balance; and

•	lower interest expense on deposits by $3.2 million, or 3 basis points, due to lower interest cost at Popular Bank (“PB”)

The total net impact on net interest income of the two fewer days in this quarter when compared to the fourth quarter of 2020 is estimated at $7.7 million.

The net interest income for the Banco Popular de Puerto Rico (“BPPR”) segment amounted to $410.3 million for the quarter ended March 31, 2021, compared to $402.1 million in the previous quarter. The net interest margin for the first quarter of 2021 was 3.10%, an increase of 3 basis points when compared to 3.07% for the previous quarter. As discussed above, the net interest margin was positively impacted by higher interest income and fees from the repayment of PPP loans of approximately $11.2 million. The cost of interest-bearing deposits was 0.21%, compared to 0.22% for the previous quarter. Total cost of deposits for the quarter was 0.16%, compared to 0.17% reported in the fourth quarter of 2020.

Net interest income for PB was $79.2 million for the quarter ended March 31, 2021, compared to $79.6 million during the previous quarter. Net interest margin for the quarter was 3.35%, flat quarter over quarter. The cost of interest-bearing deposits was 0.66%, compared to 0.79% in the previous quarter, decreasing for the sixth consecutive quarter. Total cost of deposits for the quarter, including demand deposits, was 0.54%, compared to 0.65% reported in the fourth quarter of 2020.

Non-interest income

Non-interest income increased by $8.8 million to $153.7 million for the quarter ended March 31, 2021, compared to $144.9 million for the quarter ended December 31, 2020. The increase in non-interest income was primarily driven by:

•

higher income from mortgage banking activities by $7.6 million mainly due to a favorable variance in fair value adjustments on mortgage servicing rights (“MSRs”) of $9.2 million principally due to a decrease in estimated prepayments driven by increases in interest rates and higher gains on closed derivative positions by $4.7 million; partially offset by lower gains on securitization transactions by $6.0 million; and

•

higher other operating income by $5.8 million mainly due to higher net earnings from the combined portfolio of investments under the equity method by $3.5 million and a higher gain on sale of daily auto rental units by $2.0 million;

partially offset by:

•	an unfavorable variance in adjustments to indemnity reserves on previously sold loans of $2.9 million mainly due to higher provision expense related to loans previously sold with credit recourse.

Refer to Table B for further details.

Operating expenses

Operating expenses for the first quarter of 2021 totaled $375.5 million, a decrease of $0.4 million from the fourth quarter of 2020. The fourth quarter reflected $23.2 million in expenses related to PB’s New York branch optimization initiative. Additionally, during the fourth quarter of last year, the Corporation also reclassified $10.0 million of the provision expense for unfunded loan commitments to the provision for credit losses caption. Excluding these two items, the net increase would have been $12.8 million. The variance in operating expenses was driven primarily by:

•

Lower net occupancy expense by $16.8 million due to $19.0 million in costs related to the termination of real property leases associated with PB’s New York branch optimization initiative, including the impairment of the right-of-use assets during the fourth quarter of 2020;

•	lower professional fees by $4.1 million mainly due to lower advisory expenses by $4.9 million related to corporate initiatives; and

•	lower business promotion expenses by $3.9 million due to lower seasonal advertising expense by $2.7 million.

Partially offset by:

•

Higher personnel cost by $17.2 million due to $13.8 million in higher commission, incentives, and other bonuses, including higher performance shares and restricted stock expenses by $7.9 million; and higher expense related to annual employee incentives tied to the Corporation’s financial performance by $7.4 million; and

•

higher other operating expenses by $9.2 million mainly due to the reclassification, during the fourth quarter of 2020, of $10.0 million in provision for unfunded commitments from the other expenses line to the provision for credit losses, partially offset by $2.1 million in impairment losses on leasehold improvements associated with PB’s New York branch optimization initiative, also recorded in the fourth quarter of 2020.

Full-time equivalent employees were 8,469 as of March 31, 2021, compared to 8,522 as of December 31, 2020.

For a breakdown of operating expenses by category refer to Table B.

Income taxes

For the quarter ended March 31, 2021, the Corporation recorded an income tax expense of $76.8 million, compared to $43.0 million for the previous quarter. The increase in income tax expense was mainly attributable to higher income before tax during the first quarter of 2021. The effective tax rate (“ETR”) for the first quarter of 2021 was of 23%, compared to 20% for the previous quarter. The ETR of the Corporation is impacted by the composition and source of its taxable income. The increase in the ETR rate for the first quarter of 2021 was primarily attributed to higher income at the Puerto Rico marginal tax rate.

Credit Quality

During the first quarter of 2021, the Corporation exhibited improved credit quality metrics and lower credit costs, driven by the improving economic environment, which reflects the impact of the unprecedented amounts of government stimulus in response to the COVID-19 pandemic. We will continue to closely monitor economic conditions, the effect of the pandemic on our loan portfolios and associated risks. However, management believes that the improvement over the last few years in the risk profile of the Corporation’s loan portfolios, along with the government stimulus, positions Popular to operate successfully under the current environment.

The following presents credit quality results for the first quarter of 2021:

•

At March 31, 2021, total non-performing loans held-in-portfolio decreased by $39.6 million from December 31, 2020. BPPR’s NPLs decreased by $34.4 million, driven by lower mortgage NPLs by $23.6 million, reflective of the resumption of consistent loan payments following the end of the COVID-19 moratorium period. Construction NPLs decreased by $6.6 million mostly due to a previously reserved loan that was partially charged-off during the quarter. PB’s NPLs decreased by $5.2 million mostly related to a commercial loan transferred to loans-held-for-sale. Excluding government guaranteed loans, at March 31, 2021, the Corporation had 122,216 loans with an aggregate book value of $6.8 billion that had completed their moratorium period, of which 114,900 loans, or 94%, with an aggregate book value of $6.5 billion were current in their payments. At March 31, 2021, the ratio of NPLs to total loans held-in-portfolio was 2.4%, compared to 2.5% in the fourth quarter of 2020.

•

Inflows of NPLs held-in-portfolio, excluding consumer loans, decreased by $29.6 million quarter-over-quarter. In BPPR, total inflows decreased by $35.7 million driven by mortgage inflows decreasing by $32.0 million, as the prior quarter was impacted by an increase in mortgage inflow due to the delinquency progression at the expiration of the moratorium period. The NPL inflows at PB increased by $6.1 million during the quarter, mostly due to higher construction inflows related to a loan that reached 90 days past due during its renewal process. As of March 31, 2021, the loan was current.

•

NCOs decreased by $21.0 million from the fourth quarter of 2020. BPPR ‘s NCOs decreased by $21.7 million, primarily driven by lower commercial NCOs by $18.6 million, as the prior quarter included impairment charge-offs from previously reserved loans. Consumer NCOs decreased $12.5 million, mainly due to recoveries of $7.6 million related to the sale of previously fully charged-off loans during the first quarter of 2021. These decreases were partially offset by higher construction NCOs by $6.5 million related to a previously reserved loan that was partially charged-off during the quarter. During the first quarter of 2021, the Corporation’s ratio of annualized net charge-offs to average loans held-in-portfolio was 0.29%, compared to 0.58% in the fourth quarter of 2020. Refer to Table M for further information on net charge-offs and related ratios.

•

At March 31, 2021, the allowance for credit losses (“ACL”) reflected a decrease of $95.5 million from the fourth quarter of 2020 to $800.8 million. The ACL incorporates an updated economic outlook for the United States and Puerto Rico. The updated economic outlook is more favorable than previous forecasts prompting substantial reductions in reserves across different portfolios. These decreases in reserve levels were partially offset with qualitative reserves aimed at addressing uncertainties in specific portfolios, mainly in U.S. commercial real estate. The allowance for the BPPR and PB segments decreased by $58.1 million and $37.4 million, respectively. The ratio of the allowance for credit losses to loans held-in-portfolio was 2.75% in the first quarter of 2021, compared to 3.05% in the previous quarter. The ratio of the allowance for credit losses to NPLs held-in-portfolio stood at 114.7%, compared to 121.5% in the previous quarter.

•

Given that any one economic outlook is inherently uncertain, the Corporation leverages multiple scenarios to estimate its ACL. The ACL is estimated by weighting the outputs of optimistic, baseline, and pessimistic scenarios. Among the three scenarios used to estimate the ACL, the baseline is assigned the highest probability, followed by the pessimistic scenario given the uncertainties in the economic outlook and downside risk. The current baseline scenario shows improvement in both 2021 GDP growth and unemployment when compared to previous estimates. The 2021 forecasted GDP growth is now at 4.9% for U.S. and 3.4% for P.R., compared to 4.1% and 2.5%, respectively, in the previous 2021 forecast. Expectations for 2022 also present an improvement over the prior forecast. The U.S. and P.R. forecasted unemployment rate average for 2021 is now 6.09% and 7.98%, respectively. This is an improvement over the previous estimate of 7.41% for the U.S. and 8.34% for P.R.

•

The provision for credit losses for the loans portfolios for the first quarter of 2021 decreased by $86.6 million to a benefit of $75.8 million, amid improved macroeconomic outlook and lower NCOs for the quarter. The provision for the BPPR segment decreased by $64.7 million, while the provision for the PB segment decreased by $21.8 million.

•

The provision for unfunded commitments for the first quarter of 2021 reflected a benefit of $6.2 million, compared to $2.6 million provision expense during the previous quarter, driven by the improvements in macroeconomic outlook and credit quality metrics. During the fourth quarter of 2020, the Corporation reclassified $10.0 million of the expense for unfunded loan commitments from other operating expenses to the provision for credit loss caption for a total provision for unfunded commitments of $12.6 million for the period. The provision for credit losses in our investment portfolio was a benefit of $0.2 million, compared to a benefit of $2.2 million in the fourth quarter of 2020. The provision for unfunded loan commitments, provision for credit losses on our loan and lease portfolios and provision for credit losses on our investment portfolio are aggregated and presented in the provision for credit losses caption in our Statement of Operations.

Non-Performing Assets

(Unaudited)
(In thousands)	31-Mar-21	31-Dec-20	31-Mar-20
Non-performing loans held-in-portfolio	$698,142	$737,774	$768,675
Non-performing loans held-for-sale	3,549	2,738	10,679
Other real estate owned (“OREO”)	72,060	83,146	123,922

Total non-performing assets	$773,751	$823,658	$903,276

Net charge-offs for the quarter	$21,030	$42,078	$62,523

Ratios:
Loans held-in-portfolio	$29,131,628	$29,385,196	$27,662,272
Non-performing loans held-in-portfolio to loans held-in-portfolio	2.40%	2.51%	2.78%
Allowance for credit losses to loans held-in-portfolio	2.75	3.05	3.32
Allowance for credit losses to non-performing loans, excluding loans held-for-sale	114.70	121.48	119.65

Refer to Table K for additional information.

Provision (Reversal) for Credit Losses - Loan Portfolios

(Unaudited)	Quarters ended
(In thousands)	31-Mar-21	31-Dec-20	31-Mar-20
Provision (reversal) for credit losses - loan portfolios:
BPPR	$(39,976)	$24,756	$113,004
Popular U.S.	(35,803)	(13,971)	75,991

Total provision (reversal) for credit losses - loan portfolios	$(75,779)	$10,785	$188,995

Credit Quality by Segment

(Unaudited)
(In thousands)	Quarters ended
BPPR	31-Mar-21	31-Dec-20	31-Mar-20
Provision (reversal) for credit losses - loan portfolios	$(39,976)	$24,756	$113,004
Net charge-offs	19,474	41,217	59,517
Total non-performing loans held-in-portfolio	665,978	700,377	735,683
Allowance / loans held-in-portfolio	3.20%	3.43%	3.74%

	Quarters ended
Popular U.S.	31-Mar-21	31-Dec-20	31-Mar-20
Provision (reversal) for credit losses - loan portfolios	$(35,803)	$(13,971)	$75,991
Net charge-offs	1,556	861	3,006
Total non-performing loans held-in-portfolio	32,164	37,397	32,992
Allowance / loans held-in-portfolio	1.53%	2.00%	2.19%

Financial Condition Highlights

(Unaudited)
(In thousands)	31-Mar-21	31-Dec-20	31-Mar-20
Cash and money market investments	$12,064,592	$12,131,945	$6,387,267
Investment securities	23,076,488	21,864,184	16,114,167
Loans	29,131,628	29,385,196	27,662,272
Total assets	66,870,268	65,926,000	52,803,639
Deposits	58,742,801	56,866,340	44,797,176
Borrowings	1,311,064	1,346,284	1,336,897
Total liabilities	60,972,709	59,897,313	47,134,034
Stockholders’ equity	5,897,559	6,028,687	5,669,605

Total assets increased by $0.9 billion from the fourth quarter of 2020, driven by:

•

an increase of $1.2 billion in debt securities available-for-sale, mainly due to purchases of U.S. treasury securities and agency mortgage-backed securities, partially offset by paydowns and a decrease in unrealized gains of $0.4 billion in this portfolio;

partially offset by:

•	a decrease of $0.3 billion in loans held-in-portfolio, mainly in commercial loans at BPPR, in part due to the repayments of PPP loans.

Total liabilities increased by $1.1 billion from the fourth quarter of 2020, mainly due to:

•	an increase of $1.9 billion in deposits mainly due to higher private demand deposits by $1.6 billion at BPPR and PB and higher savings account deposits at BPPR by $0.3 billion;

partially offset by:

•	a decrease of $0.8 billion in other liabilities, mainly due to the settlement of purchases of debt securities.

Stockholders’ equity decreased by approximately $131.1 million from the fourth quarter of 2020, principally due to lower accumulated unrealized gains on debt securities available-for-sale by $369.9 million, offset by net income for the quarter of $262.6 million, less declared dividends of $33.7 million on common stock and $0.4 million in dividends on preferred stock.

Common equity tier-1 ratio (“CET1”), common equity per share and tangible book value per share were 17.15%, $69.63 and $61.42, respectively, at March 31, 2021, compared to 16.26%, $71.30 and $63.07 at December 31, 2020. Refer to Table A for capital ratios.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, including without limitation those about Popular’s business, financial condition, results of operations, plans, objectives and future performance. These statements are not guarantees of future performance, are based on management’s current expectations and, by their nature, involve risks, uncertainties, estimates and assumptions. Potential factors, some of which are beyond the Corporation’s control, could cause actual results to differ materially from those expressed in, or implied by, such forward-looking statements. Risks and uncertainties include without limitation the effect of competitive and economic factors, and our reaction to those factors, the adequacy of the allowance for loan losses, delinquency trends, market risk and the impact of interest rate changes, capital market conditions, capital adequacy and liquidity, the effect of legal and regulatory proceedings (including as a result of any participation in and execution of government programs related to the COVID-19 pandemic), new accounting standards on the Corporation’s financial condition and results of operations, the scope and duration of the COVID-19 pandemic, actions taken by governmental authorities in response thereto, and the direct and indirect impact of the pandemic on Popular, our customers, service providers and third parties. All statements contained herein that are not clearly historical in nature, are forward-looking, and the words “anticipate,” “believe,” “continues,” “expect,” “estimate,” “intend,” “project” and similar expressions, and future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions, are generally intended to identify forward-looking statements.

More information on the risks and important factors that could affect the Corporation’s future results and financial condition is included in our Annual Report on Form 10-K for the year ended December 31, 2020, and in our Form 10-Q for the quarter ended March 31, 2021 to be filed with the Securities and Exchange Commission. Our filings are available on the Corporation’s website (www.popular.com) and on the Securities and Exchange Commission website (www.sec.gov). The Corporation assumes no obligation to update or revise any forward-looking statements or information which speak as of their respective dates.

About Popular, Inc.

Popular, Inc. (NASDAQ: BPOP) is the leading financial institution in Puerto Rico, by both assets and deposits, and ranks among the top 50 U.S. bank holding companies by assets. Founded in 1893, Banco Popular de Puerto Rico, Popular’s principal subsidiary, provides retail, mortgage and commercial banking services in Puerto Rico and the U.S. Virgin Islands. Popular also offers in Puerto Rico auto and equipment leasing and financing, investment banking, broker-dealer and insurance services through specialized subsidiaries. In the mainland United States, Popular provides retail, mortgage and commercial banking services through its New York-chartered banking subsidiary, Popular Bank, which has branches located in New York, New Jersey and Florida.

Conference Call

Popular will hold a conference call to discuss its financial results today Wednesday, April 28, 2021 at 11:00 a.m. Eastern Time. The call will be open to the public and broadcasted live over the Internet and can be accessed through the Investor Relations section of the Corporation’s website: www.popular.com.

Listeners are recommended to go to the website at least 15 minutes prior to the call to download and install any necessary audio software. The call may also be accessed through the dial-in telephone number 1-866-235-1201 or 1-412-902-4127. There is no charge to access the call.

A replay of the webcast will be archived in Popular’s website. A telephone replay will be available one hour after the end of the conference call through Friday, May 28, 2021. The replay dial-in is: 1-877-344-7529 or 1-412-317-0088. The replay passcode is 10153733.

An electronic version of this press release can be found at the Corporation’s website: www.popular.com.

Popular, Inc.

Financial Supplement to First Quarter 2021 Earnings Release

Table A - Selected Ratios and Other Information

Table B - Consolidated Statement of Operations

Table C - Consolidated Statement of Financial Condition

Table D - Analysis of Levels and Yields on a Taxable Equivalent Basis (Non-GAAP) - QUARTER

Table E - Analysis of Levels and Yields on a Taxable Equivalent Basis (Non-GAAP) - YEAR-TO-DATE [Left Blank]

Table F - Mortgage Banking Activities & Other Service Fees

Table G - Loans and Deposits

Table H - Loan Delinquency - PUERTO RICO OPERATIONS

Table I - Loan Delinquency - POPULAR U.S. OPERATIONS

Table J - Loan Delinquency - CONSOLIDATED

Table K - Non-Performing Assets

Table L - Activity in Non-Performing Loans

Table M - Allowance for Credit Losses, Net Charge-offs and Related Ratios

Table N - Allowance for Credit Losses - Loan Portfolios - CONSOLIDATED

Table O - Allowance for Credit Losses - Loan Portfolios - PUERTO RICO OPERATIONS

Table P - Allowance for Credit Losses - Loan Portfolios - POPULAR U.S. OPERATIONS

Table Q - Reconciliation to GAAP Financial Measures

POPULAR, INC.

Financial Supplement to First Quarter 2021 Earnings Release

Table A - Selected Ratios and Other Information

(Unaudited)

	Quarters ended
	31-Mar-21	31-Dec-20	31-Mar-20
Basic EPS	$3.13	$2.10	$0.37
Diluted EPS	$3.12	$2.10	$0.37
Average common shares outstanding	83,899,769	83,841,343	90,788,557
Average common shares outstanding - assuming dilution	84,051,935	83,940,412	90,892,961
Common shares outstanding at end of period	84,379,180	84,244,235	88,125,974
Market value per common share	$70.32	$56.32	$35.00
Market capitalization - (In millions)	$5,934	$4,745	$3,084
Return on average assets	1.61%	1.08%	0.27%
Return on average common equity	18.76%	12.68%	2.50%
Net interest margin (non-taxable equivalent basis)	3.07%	3.04%	3.94%
Net interest margin (taxable equivalent basis) -non-GAAP	3.39%	3.35%	4.34%
Common equity per share	$69.63	$71.30	$64.08
Tangible common book value per common share (non-GAAP) [1]	$61.42	$63.07	$56.17
Tangible common equity to tangible assets (non-GAAP) [1]	7.83%	8.14%	9.50%
Return on average tangible common equity [1]	21.37%	14.50%	2.87%
Tier 1 capital	17.22%	16.33%	15.79%
Total capital	19.70%	18.81%	18.36%
Tier 1 leverage	8.06%	7.80%	8.94%
Common Equity Tier 1 capital	17.15%	16.26%	15.79%
[1] Refer to Table Q for reconciliation to GAAP financial measures.

POPULAR, INC.

Financial Supplement to First Quarter 2021 Earnings Release

Table B - Consolidated Statement of Operations

(Unaudited)

	Quarters ended		Variance	Quarter ended	Variance
			Q1 2021		Q1 2021
(In thousands, except per share information)	31-Mar-21	31-Dec-20	vs. Q4 2020	31-Mar-20	vs. Q1 2020
Interest income:
Loans	$434,649	$430,988	$3,661	$450,446	$(15,797)
Money market investments	3,112	2,933	179	12,000	(8,888)
Investment securities	85,690	85,502	188	87,912	(2,222)

Total interest income	523,451	519,423	4,028	550,358	(26,907)

Interest expense:
Deposits	30,201	33,420	(3,219)	62,101	(31,900)
Short-term borrowings	143	348	(205)	1,048	(905)
Long-term debt	13,995	14,039	(44)	14,114	(119)

Total interest expense	44,339	47,807	(3,468)	77,263	(32,924)

Net interest income	479,112	471,616	7,496	473,095	6,017
Provision (reversal) for credit losses	(82,226)	21,218	(103,444)	189,731	(271,957)

Net interest income after provision (reversal) for credit losses	561,338	450,398	110,940	283,364	277,974
Service charges on deposit accounts	39,620	39,152	468	41,659	(2,039)
Other service fees	70,628	71,156	(528)	64,773	5,855
Mortgage banking activities	17,343	9,730	7,613	6,420	10,923
Net gain (loss), including impairment, on equity securities	421	1,410	(989)	(2,728)	3,149
Net (loss) profit on trading account debt securities	(45)	440	(485)	491	(536)
Net gain on sale of loans, including valuation adjustments on loans held-for-sale	—	253	(253)	957	(957)
Adjustments (expense) to indemnity reserves on loans sold	(698)	2,160	(2,858)	(4,793)	4,095
Other operating income	26,384	20,546	5,838	19,864	6,520

Total non-interest income	153,653	144,847	8,806	126,643	27,010

Operating expenses:
Personnel costs
Salaries	89,335	92,063	(2,728)	92,256	(2,921)
Commissions, incentives and other bonuses	33,218	19,399	13,819	25,258	7,960
Pension, postretirement and medical insurance	10,924	12,454	(1,530)	9,638	1,286
Other personnel costs, including payroll taxes	26,002	18,351	7,651	19,679	6,323

Total personnel costs	159,479	142,267	17,212	146,831	12,648
Net occupancy expenses	26,013	42,793	(16,780)	25,158	855
Equipment expenses	21,575	22,395	(820)	21,605	(30)
Other taxes	13,959	13,532	427	13,681	278
Professional fees
Collections, appraisals and other credit related fees	3,320	2,948	372	3,881	(561)
Programming, processing and other technology services	66,366	66,483	(117)	62,819	3,547
Legal fees, excluding collections	2,365	2,734	(369)	2,986	(621)
Other professional fees	27,897	31,865	(3,968)	31,385	(3,488)

Total professional fees	99,948	104,030	(4,082)	101,071	(1,123)
Communications	6,833	6,274	559	5,954	879
Business promotion	12,521	16,466	(3,945)	14,197	(1,676)
FDIC deposit insurance	5,968	6,880	(912)	5,080	888
Other real estate owned (OREO) (income) expenses	(4,533)	(4,000)	(533)	2,479	(7,012)
Credit and debit card processing, volume, interchange and other expenses	12,454	13,209	(755)	10,282	2,172
Other operating expenses Operational losses	7,896	4,992	2,904	8,374	(478)

All other	12,364	6,034	6,330	15,423	(3,059)

Total other operating expenses	20,260	11,026	9,234	23,797	(3,537)

Amortization of intangibles	1,051	1,052	(1)	2,473	(1,422)

Total operating expenses	375,528	375,924	(396)	372,608	2,920

Income before income tax	339,463	219,321	120,142	37,399	302,064
Income tax expense	76,831	43,045	33,786	3,097	73,734

Net income	$262,632	$176,276	$86,356	$34,302	$228,330

Net income applicable to common stock	$262,279	$175,923	$86,356	$33,602	$228,677

Net income per common share - basic	$3.13	$2.10	$1.03	$0.37	$2.76

Net income per common share - diluted	$3.12	$2.10	$1.02	$0.37	$2.75

Dividends Declared per Common Share	$0.40	$0.40	$—	$0.40	$—

Popular, Inc.

Financial Supplement to First Quarter 2021 Earnings Release

Table C - Consolidated Statement of Financial Condition

(Unaudited)

(In thousands)	31-Mar-21	31-Dec-20	31-Mar-20	Variance Q1 2021 vs. Q4 2020
Assets:
Cash and due from banks	$495,915	$491,065	$445,551	$4,850
Money market investments	11,568,677	11,640,880	5,941,716	(72,203)
Trading account debt securities, at fair value	36,504	36,674	42,545	(170)
Debt securities available-for-sale, at fair value	22,771,609	21,561,152	15,813,301	1,210,457
Debt securities held-to-maturity, at amortized cost	89,725	92,621	95,263	(2,896)
Less: Allowance for credit losses	10,096	10,261	13,390	(165)

Total debt securities held-to-maturity, net	79,629	82,360	81,873	(2,731)

Equity securities	178,650	173,737	163,058	4,913
Loans held-for-sale, at lower of cost or fair value	84,214	99,455	87,855	(15,241)
Loans held-in-portfolio	29,344,620	29,588,430	27,847,840	(243,810)
Less: Unearned income	212,992	203,234	185,568	9,758
Allowance for credit losses	800,797	896,250	919,716	(95,453)

Total loans held-in-portfolio, net	28,330,831	28,488,946	26,742,556	(158,115)

Premises and equipment, net	508,023	510,241	552,007	(2,218)
Other real estate	72,060	83,146	123,922	(11,086)
Accrued income receivable	215,993	209,320	176,078	6,673
Mortgage servicing rights, at fair value	122,543	118,395	147,311	4,148
Other assets	1,713,083	1,737,041	1,788,437	(23,958)
Goodwill	671,122	671,122	671,122	—
Other intangible assets	21,415	22,466	26,307	(1,051)

Total assets	$66,870,268	$65,926,000	$52,803,639	$944,268

Liabilities and Stockholders’ Equity:
Liabilities:
Deposits:
Non-interest bearing	$14,263,548	$13,128,699	$9,396,449	$1,134,849
Interest bearing	44,479,253	43,737,641	35,400,727	741,612

Total deposits	58,742,801	56,866,340	44,797,176	1,876,461

Assets sold under agreements to repurchase	86,834	121,303	178,766	(34,469)
Other short-term borrowings	—	—	100,000	—
Notes payable	1,224,230	1,224,981	1,058,131	(751)
Other liabilities	918,844	1,684,689	999,961	(765,845)

Total liabilities	60,972,709	59,897,313	47,134,034	1,075,396

Stockholders’ equity:
Preferred stock	22,143	22,143	22,143	—
Common stock	1,045	1,045	1,044	—
Surplus	4,571,919	4,571,534	4,366,300	385
Retained earnings	2,489,453	2,260,928	1,940,170	228,525
Treasury stock	(1,012,263)	(1,016,954)	(870,675)	4,691
Accumulated other comprehensive (loss) income, net of tax	(174,738)	189,991	210,623	(364,729)

Total stockholders’ equity	5,897,559	6,028,687	5,669,605	(131,128)

Total liabilities and stockholders’ equity	$66,870,268	$65,926,000	$52,803,639	$944,268

Popular, Inc.

Financial Supplement to First Quarter 2021 Earnings Release

Table D - Analysis of Levels and Yields on a Taxable Equivalent Basis (Non-GAAP) - QUARTER

(Unaudited)

	Quarters ended									Variance
	31-Mar-21			31-Dec-20			31-Mar-20			Q1 2021 vs. Q4 2020			Q1 2021 vs. Q1 2020
($ amounts in millions)	Average balance	Income / Expense	Yield / Rate	Average balance	Income / Expense	Yield / Rate	Average balance	Income / Expense	Yield / Rate	Average balance	Income / Expense	Yield / Rate	Average balance	Income / Expense	Yield / Rate
Assets:
Interest earning assets:
Money market, trading and investment securities	$33,756	$127.8	1.52%	$32,554	$127.2	1.56%	$20,744	$135.7	2.63%	$1,202	$0.6	(0.04)%	$13,012	$(7.9)	(1.11)%

Loans:
Commercial	13,624	179.0	5.33	13,610	170.2	4.98	12,342	183.2	5.97	14	8.8	0.35	1,282	(4.2)	(0.64)
Construction	911	11.9	5.30	928	12.8	5.48	861	13.2	6.16	(17)	(0.9)	(0.18)	50	(1.3)	(0.86)
Mortgage	7,869	98.4	5.00	7,856	98.6	5.02	7,028	93.2	5.30	13	(0.2)	(0.02)	841	5.2	(0.30)
Consumer	2,513	70.4	11.36	2,606	73.1	11.16	3,110	89.4	11.56	(93)	(2.7)	0.20	(597)	(19.0)	(0.20)
Auto	3,203	68.2	8.63	3,130	68.8	8.74	2,992	67.7	9.10	73	(0.6)	(0.11)	211	0.5	(0.47)
Lease financing	1,215	18.4	6.04	1,170	17.8	6.07	1,072	16.3	6.07	45	0.6	(0.03)	143	2.1	(0.03)

Total loans	29,335	446.3	6.15	29,300	441.3	6.00	27,405	463.0	6.79	35	5.0	0.15	1,930	(16.7)	(0.64)

Total interest earning assets	$63,091	$574.1	3.67%	$61,854	$568.5	3.66%	$48,149	$598.7	4.99%	$1,237	$5.6	0.01%	$14,942	$(24.6)	(1.32)%

Allowance for credit losses - loan portfolio	(890)			(930)			(808)			40			(82)
Allowance for credit losses - investment securities	(10)			(12)			(13)			2			3
Other non-interest earning assets	3,895			4,054			4,026			(159)			(131)

Total average assets	$66,086			$64,966			$51,354			$1,120			$14,732

Liabilities and Stockholders’ Equity:
Interest bearing deposits:
NOW and money market	$22,674	$8.3	0.15%	$21,829	$8.7	0.16%	$16,229	$25.3	0.63%	$845	$(0.4)	(0.01)%	$6,445	$(17.0)	(0.48)%
Savings	14,364	7.0	0.20	13,890	7.5	0.22	10,724	11.7	0.44	474	(0.5)	(0.02)	3,640	(4.7)	(0.24)
Time deposits	7,265	14.9	0.83	7,656	17.2	0.89	7,691	25.1	1.31	(391)	(2.3)	(0.06)	(426)	(10.2)	(0.48)

Total interest-bearing deposits	44,303	30.2	0.28	43,375	33.4	0.31	34,644	62.1	0.72	928	(3.2)	(0.03)	9,659	(31.9)	(0.44)
Borrowings	1,344	14.1	4.23	1,354	14.4	4.26	1,327	15.2	4.59	(10)	(0.3)	(0.03)	17	(1.1)	(0.36)

Total interest-bearing liabilities	45,647	44.3	0.39	44,729	47.8	0.43	35,971	77.3	0.86	918	(3.5)	(0.04)	9,676	(33.0)	(0.47)

Net interest spread			3.28%			3.23%			4.13%			0.05%			(0.85)%

Non-interest bearing deposits	13,394			13,303			9,005			91			4,389
Other liabilities	1,351			1,393			897			(42)			454
Stockholders’ equity	5,694			5,541			5,481			153			213

Total average liabilities and stockholders’ equity	$66,086			$64,966			$51,354			$1,120			$14,732

Net interest income / margin on a taxable equivalent basis (Non-GAAP)		$529.8	3.39%		$520.7	3.35%		$521.4	4.34%		$9.1	0.04%		$8.4	(0.95)%
Taxable equivalent adjustment		50.7			49.1			48.3			1.6			2.4

Net interest income / margin non-taxable equivalent basis (GAAP)		$479.1	3.07%		$471.6	3.04%		$473.1	3.94%		$7.5	0.03%		$6.0	(0.87)%

Popular, Inc.

Financial Supplement to First Quarter 2021 Earnings Release

Table E – Analysis of Levels and Yields on a Taxable Equivalent Basis (Non-GAAP) - YEAR-TO-DATE

[THIS PAGE INTENTIONALLY LEFT BLANK]

Popular, Inc.

Financial Supplement to First Quarter 2021 Earnings Release

Table F - Mortgage Banking Activities and Other Service Fees

(Unaudited)

Mortgage Banking Activities

	Quarters ended			Variance
(In thousands)	31-Mar-21	31-Dec-20	31-Mar-20	Q1 2021 vs.Q4 2020	Q1 2021 vs.Q1 2020
Mortgage servicing fees, net of fair value adjustments:
Mortgage servicing fees	$9,715	$10,242	$10,968	$(527)	$(1,253)
Mortgage servicing rights fair value adjustments	512	(8,695)	(5,229)	9,207	5,741
Total mortgage servicing fees, net of fair value adjustments	10,227	1,547	5,739	8,680	4,488
Net gain on sale of loans, including valuation on loans held-for-sale	4,975	10,826	3,986	(5,851)	989
Trading account profit (loss):
Unrealized gains (losses) on outstanding derivative positions	—	4	(1,695)	(4)	1,695
Realized gains (losses) on closed derivative positions	2,502	(2,195)	(1,610)	4,697	4,112
Total trading account profit (loss)	2,502	(2,191)	(3,305)	4,693	5,807
Losses on repurchased loans, including interest advances[1]	(361)	(452)	—	91	(361)

Total mortgage banking activities	$17,343	$9,730	$6,420	$7,613	$10,923

[1]

The Corporation, from time to time, repurchases delinquent loans from its GNMA servicing portfolio, in compliance with Guarantor guidelines, and may incur in losses related to previously advanced interest on delinquent loans. Effective for the quarter ended September 30, 2020, the Corporation has determined to present these losses as part of its Mortgage Banking Activities, which were previously presented with the indemnity reserves on loans sold component of non-interest income. The amount of these losses for prior years were considered immaterial for reclassification.

Other Service Fees

	Quarters ended			Variance
(In thousands)	31-Mar-21	31-Dec-20	31-Mar-20	Q1 2021 vs.Q4 2020	Q1 2021 vs.Q1 2020
Other service fees:
Debit card fees	$11,577	$11,210	$10,237	$367	$1,340
Insurance fees	12,828	13,803	12,969	(975)	(141)
Credit card fees	28,691	27,986	23,186	705	5,505
Sale and administration of investment products	5,540	5,488	6,263	52	(723)
Trust fees	5,842	5,499	5,260	343	582
Other fees	6,150	7,170	6,858	(1,020)	(708)

Total other service fees	$70,628	$71,156	$64,773	$(528)	$5,855

Popular, Inc.

Financial Supplement to First Quarter 2021 Earnings Release

Table G - Loans and Deposits

(Unaudited)

Loans - Ending Balances

				Variance
(In thousands)	31-Mar-21	31-Dec-20	31-Mar-20	Q1 2021 vs.Q4 2020	Q1 2021 vs.Q1 2020
Loans held-in-portfolio:
Commercial	$13,442,486	$13,614,310	$12,508,983	$(171,824)	$933,503
Construction	907,736	926,208	912,801	(18,472)	(5,065)
Lease financing	1,244,956	1,197,661	1,088,542	47,295	156,414
Mortgage	7,808,852	7,890,680	7,094,757	(81,828)	714,095
Auto	3,203,137	3,132,228	2,954,150	70,909	248,987
Consumer	2,524,461	2,624,109	3,103,039	(99,648)	(578,578)

Total loans held-in-portfolio	$29,131,628	$29,385,196	$27,662,272	$(253,568)	$1,469,356

Loans held-for-sale:
Commercial	$3,549	$2,738	$10,679	$811	$(7,130)
Mortgage	80,665	96,717	77,176	(16,052)	3,489

Total loans held-for-sale	$84,214	$99,455	$87,855	$(15,241)	$(3,641)

Total loans	$29,215,842	$29,484,651	$27,750,127	$(268,809)	$1,465,715

Deposits - Ending Balances

				Variance
(In thousands)	31-Mar-21	31-Dec-20	31-Mar-20	Q1 2021 vs. Q4 2020	Q1 2021 vs.Q1 2020
Demand deposits [1]	$23,450,312	$22,532,729	$17,023,170	$917,583	$6,427,142
Savings, NOW and money market deposits (non-brokered)	27,356,136	26,390,565	18,786,042	965,571	8,570,094
Savings, NOW and money market deposits (brokered)	679,832	635,198	460,140	44,634	219,692
Time deposits (non-brokered)	7,143,221	7,130,749	8,404,525	12,472	(1,261,304)
Time deposits (brokered CDs)	113,300	177,099	123,299	(63,799)	(9,999)

Total deposits	$58,742,801	$56,866,340	$44,797,176	$1,876,461	$13,945,625

[1]	Includes interest and non-interest bearing demand deposits.

Popular, Inc.

Financial Supplement to First Quarter 2021 Earnings Release

Table H - Loan Delinquency - Puerto Rico Operations

(Unaudited)

31-Mar-21
Puerto Rico
	Past due						Past due 90 days or more
	30-59	60-89	90 days	Total			Non-accrual	Accruing
(In thousands)	days	days	or more	past due	Current	Loans HIP	loans	loans
Commercial multi-family	$196	$—	$814	$1,010	$137,097	$138,107	$814	$—
Commercial real estate:
Non-owner occupied	939	25,406	76,524	102,869	1,958,129	2,060,998	76,524	—
Owner occupied	6,749	2,114	89,752	98,615	1,413,356	1,511,971	89,752	—
Commercial and industrial	3,870	650	34,333	38,853	4,032,359	4,071,212	33,773	560
Construction	639	—	14,877	15,516	145,081	160,597	14,877	—
Mortgage	175,930	83,770	1,211,935	1,471,635	5,204,344	6,675,979	390,781	821,154
Leasing	7,564	1,408	3,040	12,012	1,232,944	1,244,956	3,040	—
Consumer:
Credit cards	4,824	3,883	10,779	19,486	858,255	877,741	—	10,779
Home equity lines of credit	—	—	46	46	3,498	3,544	—	46
Personal	10,216	6,250	25,731	42,197	1,219,094	1,261,291	25,731	—
Auto	47,396	8,783	15,405	71,584	3,131,553	3,203,137	15,405	—
Other	360	375	15,489	16,224	108,508	124,732	15,281	208

Total	$258,683	$132,639	$1,498,725	$1,890,047	$19,444,218	$21,334,265	$665,978	$832,747

31-Dec-20
Puerto Rico
	Past due						Past due 90 days or more
	30-59	60-89	90 days	Total			Non-accrual	Accruing
(In thousands)	days	days	or more	past due	Current	Loans HIP	loans	loans
Commercial multi-family	$796	$—	$505	$1,301	$150,979	$152,280	$505	$—
Commercial real estate:
Non-owner occupied	2,189	3,503	77,137	82,829	1,924,504	2,007,333	77,137	—
Owner occupied	8,270	1,218	92,001	101,489	1,497,406	1,598,895	92,001	—
Commercial and industrial	10,223	775	35,012	46,010	4,183,098	4,229,108	34,449	563
Construction	—	—	21,497	21,497	135,609	157,106	21,497	—
Mortgage	195,602	87,726	1,428,824	1,712,152	5,057,991	6,770,143	414,343	1,014,481
Leasing	9,141	1,427	3,441	14,009	1,183,652	1,197,661	3,441	—
Consumer:
Credit cards	6,550	4,619	12,798	23,967	895,968	919,935	—	12,798
Home equity lines of credit	184	—	48	232	3,947	4,179	—	48
Personal	11,255	8,097	26,387	45,739	1,232,008	1,277,747	26,387	—
Auto	53,186	12,696	15,736	81,618	3,050,610	3,132,228	15,736	—
Other	304	483	15,052	15,839	110,826	126,665	14,881	171

Total	$297,700	$120,544	$1,728,438	$2,146,682	$19,426,598	$21,573,280	$700,377	$1,028,061

Variance
	Past due						Past due 90 days or more
	30-59	60-89	90 days	Total			Non-accrual	Accruing
(In thousands)	days	days	or more	past due	Current	Loans HIP	loans	loans
Commercial multi-family	$(600)	$—	$309	$(291)	$(13,882)	$(14,173)	$309	$—
Commercial real estate:
Non-owner occupied	(1,250)	21,903	(613)	20,040	33,625	53,665	(613)	—
Owner occupied	(1,521)	896	(2,249)	(2,874)	(84,050)	(86,924)	(2,249)	—
Commercial and industrial	(6,353)	(125)	(679)	(7,157)	(150,739)	(157,896)	(676)	(3)
Construction	639	—	(6,620)	(5,981)	9,472	3,491	(6,620)	—
Mortgage	(19,672)	(3,956)	(216,889)	(240,517)	146,353	(94,164)	(23,562)	(193,327)
Leasing	(1,577)	(19)	(401)	(1,997)	49,292	47,295	(401)	—
Consumer:
Credit cards	(1,726)	(736)	(2,019)	(4,481)	(37,713)	(42,194)	—	(2,019)
Home equity lines of credit	(184)	—	(2)	(186)	(449)	(635)	—	(2)
Personal	(1,039)	(1,847)	(656)	(3,542)	(12,914)	(16,456)	(656)	—
Auto	(5,790)	(3,913)	(331)	(10,034)	80,943	70,909	(331)	—
Other	56	(108)	437	385	(2,318)	(1,933)	400	37

Total	$(39,017)	$12,095	$(229,713)	$(256,635)	$17,620	$(239,015)	$(34,399)	$(195,314)

Popular, Inc.

Financial Supplement to First Quarter 2021 Earnings Release

Table I - Loan Delinquency - Popular U.S. Operations

(Unaudited)

March 31, 2021
Popular U.S.
	Past due						Past due 90 days or more
	30-59	60-89	90 days	Total			Non-accrual	Accruing
(In thousands)	days	days	or more	past due	Current	Loans HIP	loans	loans
Commercial multi-family	$30,185	$—	$—	$30,185	$1,724,802	$1,754,987	$—	$—
Commercial real estate:
Non-owner occupied	8,280	—	392	8,672	2,034,383	2,043,055	392	—
Owner occupied	5,437	644	323	6,404	323,541	329,945	323	—
Commercial and industrial	7,226	1,321	1,201	9,748	1,522,463	1,532,211	1,192	9
Construction	11,110	—	7,523	18,633	728,506	747,139	7,523	—
Mortgage	13,032	1,762	14,793	29,587	1,103,286	1,132,873	14,793	—
Consumer:
Credit cards	—	—	—	—	22	22	—	—
Home equity lines of credit	121	10	6,855	6,986	82,631	89,617	6,855	—
Personal	1,156	666	1,086	2,908	162,540	165,448	1,086	—
Other	—	—	—	—	2,066	2,066	—	—

Total	$76,547	$4,403	$32,173	$113,123	$7,684,240	$7,797,363	$32,164	$9

December 31, 2020
Popular U.S.
	Past due						Past due 90 days or more
	30-59	60-89	90 days	Total			Non-accrual	Accruing
(In thousands)	days	days	or more	past due	Current	Loans HIP	loans	loans
Commercial multi-family	$5,273	$—	$1,894	$7,167	$1,736,544	$1,743,711	$1,894	$—
Commercial real estate:
Non-owner occupied	924	3,640	669	5,233	1,988,577	1,993,810	669	—
Owner occupied	191	650	334	1,175	343,205	344,380	334	—
Commercial and industrial	1,117	72	3,091	4,280	1,540,513	1,544,793	3,091	—
Construction	21,312	—	7,560	28,872	740,230	769,102	7,560	—
Mortgage	33,422	15,464	14,864	63,750	1,056,787	1,120,537	14,864	—
Consumer:
Credit cards	—	—	3	3	28	31	—	3
Home equity lines of credit	236	342	7,491	8,069	86,502	94,571	7,491	—
Personal	1,486	1,342	1,474	4,302	194,936	199,238	1,474	—
Other	—	—	20	20	1,723	1,743	20	—

Total	$63,961	$21,510	$37,400	$122,871	$7,689,045	$7,811,916	$37,397	$3

Variance
	Past due						Past due 90 days or more
	30-59	60-89	90 days	Total			Non-accrual	Accruing
(In thousands)	days	days	or more	past due	Current	Loans HIP	loans	loans
Commercial multi-family	$24,912	$—	$(1,894)	$23,018	$(11,742)	$11,276	$(1,894)	$—
Commercial real estate:
Non-owner occupied	7,356	(3,640)	(277)	3,439	45,806	49,245	(277)	—
Owner occupied	5,246	(6)	(11)	5,229	(19,664)	(14,435)	(11)	—
Commercial and industrial	6,109	1,249	(1,890)	5,468	(18,050)	(12,582)	(1,899)	9
Construction	(10,202)	—	(37)	(10,239)	(11,724)	(21,963)	(37)	—
Mortgage	(20,390)	(13,702)	(71)	(34,163)	46,499	12,336	(71)	—
Consumer:
Credit cards	—	—	(3)	(3)	(6)	(9)	—	-3
Home equity lines of credit	(115)	(332)	(636)	(1,083)	(3,871)	(4,954)	(636)	—
Personal	(330)	(676)	(388)	(1,394)	(32,396)	(33,790)	(388)	—
Other	—	—	(20)	(20)	343	323	(20)	—

Total	$12,586	$(17,107)	$(5,227)	$(9,748)	$(4,805)	$(14,553)	$(5,233)	$6

Popular, Inc.

Financial Supplement to First Quarter 2021 Earnings Release

Table J - Loan Delinquency - Consolidated

(Unaudited)

31-Mar-21
Popular, Inc.
	Past due						Past due 90 days or more
	30-59	60-89	90 days	Total			Non-accrual	Accruing
(In thousands)	days	days	or more	past due	Current	Loans HIP	loans	loans
Commercial multi-family	$30,381	$—	$814	$31,195	$1,861,899	$1,893,094	$814	$—
Commercial real estate:
Non-owner occupied	9,219	25,406	76,916	111,541	3,992,512	4,104,053	76,916	—
Owner occupied	12,186	2,758	90,075	105,019	1,736,897	1,841,916	90,075	—
Commercial and industrial	11,096	1,971	35,534	48,601	5,554,822	5,603,423	34,965	569
Construction	11,749	—	22,400	34,149	873,587	907,736	22,400	—
Mortgage	188,962	85,532	1,226,728	1,501,222	6,307,630	7,808,852	405,574	821,154
Leasing	7,564	1,408	3,040	12,012	1,232,944	1,244,956	3,040	—
Consumer:
Credit cards	4,824	3,883	10,779	19,486	858,277	877,763	—	10,779
Home equity lines of credit	121	10	6,901	7,032	86,129	93,161	6,855	46
Personal	11,372	6,916	26,817	45,105	1,381,634	1,426,739	26,817	—
Auto	47,396	8,783	15,405	71,584	3,131,553	3,203,137	15,405	—
Other	360	375	15,489	16,224	110,574	126,798	15,281	208

Total	$335,230	$137,042	$1,530,898	$2,003,170	$27,128,458	$29,131,628	$698,142	$832,756

31-Dec-20
Popular, Inc.
	Past due						Past due 90 days or more
	30-59	60-89	90 days	Total			Non-accrual	Accruing
(In thousands)	days	days	or more	past due	Current	Loans HIP	loans	loans
Commercial multi-family	$6,069	$—	$2,399	$8,468	$1,887,523	$1,895,991	$2,399	$—
Commercial real estate:
Non-owner occupied	3,113	7,143	77,806	88,062	3,913,081	4,001,143	77,806	—
Owner occupied	8,461	1,868	92,335	102,664	1,840,611	1,943,275	92,335	—
Commercial and industrial	11,340	847	38,103	50,290	5,723,611	5,773,901	37,540	563
Construction	21,312	—	29,057	50,369	875,839	926,208	29,057	—
Mortgage	229,024	103,190	1,443,688	1,775,902	6,114,778	7,890,680	429,207	1,014,481
Leasing	9,141	1,427	3,441	14,009	1,183,652	1,197,661	3,441	—
Consumer:
Credit cards	6,550	4,619	12,801	23,970	895,996	919,966	—	12,801
Home equity lines of credit	420	342	7,539	8,301	90,449	98,750	7,491	48
Personal	12,741	9,439	27,861	50,041	1,426,944	1,476,985	27,861	—
Auto	53,186	12,696	15,736	81,618	3,050,610	3,132,228	15,736	—
Other	304	483	15,072	15,859	112,549	128,408	14,901	171

Total	$361,661	$142,054	$1,765,838	$2,269,553	$27,115,643	$29,385,196	$737,774	$1,028,064

Variance
	Past due						Past due 90 days or more
	30-59	60-89	90 days	Total			Non-accrual	Accruing
(In thousands)	days	days	or more	past due	Current	Loans HIP	loans	loans
Commercial multi-family	$24,312	$—	$(1,585)	$22,727	$(25,624)	$(2,897)	$(1,585)	$—
Commercial real estate:
Non-owner occupied	6,106	18,263	(890)	23,479	79,431	102,910	(890)	—
Owner occupied	3,725	890	(2,260)	2,355	(103,714)	(101,359)	(2,260)	—
Commercial and industrial	(244)	1,124	(2,569)	(1,689)	(168,789)	(170,478)	(2,575)	6
Construction	(9,563)	—	(6,657)	(16,220)	(2,252)	(18,472)	(6,657)	—
Mortgage	(40,062)	(17,658)	(216,960)	(274,680)	192,852	(81,828)	(23,633)	(193,327)
Leasing	(1,577)	(19)	(401)	(1,997)	49,292	47,295	(401)	—
Consumer:
Credit cards	(1,726)	(736)	(2,022)	(4,484)	(37,719)	(42,203)	—	(2,022)
Home equity lines of credit	(299)	(332)	(638)	(1,269)	(4,320)	(5,589)	(636)	(2)
Personal	(1,369)	(2,523)	(1,044)	(4,936)	(45,310)	(50,246)	(1,044)	—
Auto	(5,790)	(3,913)	(331)	(10,034)	80,943	70,909	(331)	—
Other	56	(108)	417	365	(1,975)	(1,610)	380	37

Total	$(26,431)	$(5,012)	$(234,940)	$(266,383)	$12,815	$(253,568)	$(39,632)	$(195,308)

Popular, Inc.

Financial Supplement to First Quarter 2021 Earnings Release

Table K - Non-Performing Assets

(Unaudited)

							Variance
(Dollars in thousands)	31-Mar-21	As a % of loans HIP by category	31-Dec-20	As a % of loans HIP by category	31-Mar-20	As a % of loans HIP by category	Q1 2021 vs. Q4 2020	Q1 2021 vs. Q1 2020
Non-accrual loans:
Commercial	$202,770	1.5%	$210,080	1.5%	$260,488	2.1%	$(7,310)	$(57,718)
Construction	22,400	2.5	29,057	3.1	—	—	(6,657)	22,400
Lease financing	3,040	0.2	3,441	0.3	4,076	0.4	(401)	(1,036)
Mortgage	405,574	5.2	429,207	5.4	416,641	5.9	(23,633)	(11,067)
Auto	15,405	0.5	15,736	0.5	26,431	0.9	(331)	(11,026)
Consumer	48,953	1.9	50,253	1.9	61,039	2.0	(1,300)	(12,086)
Total non-performing loans held-in-portfolio	698,142	2.4%	737,774	2.5%	768,675	2.8%	(39,632)	(70,533)
Non-performing loans held-for-sale [1]	3,549		2,738		10,679		811	(7,130)
Other real estate owned (“OREO”)	72,060		83,146		123,922		(11,086)	(51,862)

Total non-performing assets	$773,751		$823,658		$903,276		$(49,907)	$(129,525)

Accruing loans past due 90 days or more [2]	$832,756		$1,028,064		$471,301		$(195,308)	$361,455

Ratios:
Non-performing assets to total assets	1.16%		1.25%		1.71%
Non-performing loans held-in-portfolio to loans held-in-portfolio	2.40		2.51		2.78
Allowance for credit losses to loans held-in-portfolio	2.75		3.05		3.32
Allowance for credit losses to non-performing loans, excluding loans held-for-sale	114.70		121.48		119.65

[1]	There were $4 million in non-performing commercial loans held-for-sale as of March 31, 2021, $3 million for the quarter ended December 31, 2020 and $11 million for the quarter ended March 31, 2020.
[2]

It is the Corporation’s policy to report delinquent residential mortgage loans insured by FHA or guaranteed by the VA as accruing loans past due 90 days or more as opposed to non-performing since the principal repayment is insured. The balance of these loans includes $29 million at March 31, 2021, related to the rebooking of loans previously pooled into GNMA securities, in which the Corporation had a buy-back option as further described below (December 31, 2020 - $57 million; March 31, 2020 - $111 million). Under the GNMA program, issuers such as BPPR have the option but not the obligation to repurchase loans that are 90 days or more past due. For accounting purposes, these loans subject to the repurchase option are required to be reflected (rebooked) on the financial statements of BPPR with an offsetting liability. While the borrowers for our serviced GNMA portfolio benefited from the moratorium, the delinquency status of these loans continued to be reported to GNMA without considering the moratorium. Additionally, these balances include $341 million of residential mortgage loans insured by FHA or guaranteed by the VA that are no longer accruing interest as of March 31, 2021 (December 31, 2020 - $329 million; March 31, 2020 - $222 million). Furthermore, the Corporation has approximately $58 million in reverse mortgage loans which are guaranteed by FHA, but which are currently not accruing interest. Due to the guaranteed nature of the loans, it is the Corporation’s policy to exclude these balances from non-performing assets (December 31, 2020 - $60 million; March 31, 2020 - $62 million).

Popular, Inc.

Financial Supplement to First Quarter 2021 Earnings Release

Table L - Activity in Non-Performing Loans

(Unaudited)

Commercial loans held-in-portfolio:
	Quarter ended			Quarter ended
	31-Mar-21			31-Dec-20
(In thousands)	BPPR	Popular U.S.	Popular, Inc.	BPPR	Popular U.S.	Popular, Inc.
Beginning balance NPLs	$204,092	$5,988	$210,080	$241,984	$7,754	$249,738
Plus:
New non-performing loans	7,724	1,693	9,417	11,443	467	11,910
Advances on existing non-performing loans	—	6	6	—	330	330
Less:
Non-performing loans transferred to OREO	(3,850)	—	(3,850)	(63)	—	(63)
Non-performing loans charged-off	(2,391)	(352)	(2,743)	(19,207)	(272)	(19,479)
Loans returned to accrual status / loan collections	(4,712)	(3,655)	(8,367)	(30,065)	(2,291)	(32,356)
Loans transferred to held-for-sale	—	(1,773)	(1,773)	—	—	—

Ending balance NPLs	$200,863	$1,907	$202,770	$204,092	$5,988	$210,080

Construction loans held-in-portfolio:
	Quarter ended			Quarter ended
	31-Mar-21			31-Dec-20
(In thousands)	BPPR	Popular U.S.	Popular, Inc.	BPPR	Popular U.S.	Popular, Inc.
Beginning balance NPLs	$21,497	$7,560	$29,057	$21,514	$9,069	$30,583
Plus:
New non-performing loans	—	12,141	12,141	—	—	—
Less:
Non-performing loans charged-off	(6,620)	—	(6,620)	—	(1,509)	(1,509)
Loans returned to accrual status / loan collections	—	(12,178)	(12,178)	(17)	—	(17)

Ending balance NPLs	$14,877	$7,523	$22,400	$21,497	$7,560	$29,057

Mortgage loans held-in-portfolio:
	Quarter ended			Quarter ended
	31-Mar-21			31-Dec-20
(In thousands)	BPPR	Popular U.S.	Popular, Inc.	BPPR	Popular U.S.	Popular, Inc.
Beginning balance NPLs	$414,343	$14,864	$429,207	$370,060	$14,484	$384,544
Plus:
New non-performing loans	58,397	4,323	62,720	90,399	11,183	101,582
Advances on existing non-performing loans	—	5	5	—	81	81
Less:
Non-performing loans transferred to OREO	(801)	—	(801)	(730)	—	(730)
Non-performing loans charged-off	(8,722)	(1)	(8,723)	(4,588)	(31)	(4,619)
Loans returned to accrual status / loan collections	(72,436)	(4,398)	(76,834)	(40,798)	(10,853)	(51,651)

Ending balance NPLs	$390,781	$14,793	$405,574	$414,343	$14,864	$429,207

Total non-performing loans held-in-portfolio (excluding consumer):
	Quarter ended			Quarter ended
	31-Mar-21			31-Dec-20
(In thousands)	BPPR	Popular U.S.	Popular, Inc.	BPPR	Popular U.S.	Popular, Inc.
Beginning balance NPLs	$639,932	$28,412	$668,344	$633,558	$31,307	$664,865
Plus:
New non-performing loans	66,121	18,157	84,278	101,842	11,650	113,492
Advances on existing non-performing loans	—	11	11	—	411	411
Less:
Non-performing loans transferred to OREO	(4,651)	—	(4,651)	(793)	—	(793)
Non-performing loans charged-off	(17,733)	(353)	(18,086)	(23,795)	(1,812)	(25,607)
Loans returned to accrual status / loan collections	(77,148)	(20,231)	(97,379)	(70,880)	(13,144)	(84,024)
Loans transferred to held-for-sale	—	(1,773)	(1,773)	—	—	—

Ending balance NPLs	$606,521	$24,223	$630,744	$639,932	$28,412	$668,344

Popular, Inc.

Financial Supplement to First Quarter 2021 Earnings Release

Table M - Allowance for Credit Losses, Net Charge-offs and Related Ratios

(Unaudited)

	Quarters ended
(Dollars in thousands)	31-Mar-21	31-Dec-20	31-Mar-20
Balance at beginning of period - loans held-in-portfolio	$896,250	$925,850	$477,708
Impact of adopting CECL	—	—	315,107
Provision (reversal) for credit losses	(75,779)	10,785	188,995
Initial allowance for credit losses - PCD Loans	1,356	1,693	429

	821,827	938,328	982,239

Net loans charged-off (recovered):
BPPR
Commercial	(1,434)	17,171	580
Construction	5,917	(584)	(19)
Lease financing	118	996	3,307
Mortgage	8,303	4,579	5,538
Consumer	6,570	19,055	50,111

Total BPPR	19,474	41,217	59,517

Popular U.S.
Commercial	16	(1,739)	(1)
Construction	—	444	(155)
Mortgage	(80)	15	(1)
Consumer	1,620	2,141	3,163

Total Popular U.S.	1,556	861	3,006

Total loans charged-off - Popular, Inc.	21,030	42,078	62,523

Balance at end of period - loans held-in-portfolio	$800,797	$896,250	$919,716

Balance at beginning of period - unfunded commitments	$15,851	$13,295	$8,717
Impact of adopting CECL	—	—	(5,460)
Provision (reversal) for credit losses	(6,282)	2,556	1,209

Balance at end of period - unfunded commitments [1]	$9,569	$15,851	$4,466

POPULAR, INC.
Annualized net charge-offs to average loans held-in-portfolio	0.29%	0.58%	0.91%
Provision (reversal) for credit losses - loan portfolios to net charge-offs	-360.34%	25.63%	302.28%
BPPR
Annualized net charge-offs to average loans held-in-portfolio	0.36%	0.77%	1.18%
Provision (reversal) for credit losses - loan portfolios to net charge-offs	-205.28%	60.06%	189.87%
Popular U.S.
Annualized net charge-offs to average loans held-in-portfolio	0.08%	0.04%	0.17%
Provision (reversal) for credit losses - loan portfolios to net charge-offs	N.M.	N.M.	N.M.

N.M. - Not meaningful.

[1]	Allowance for credit losses of unfunded commitments is presented as part of Other Liabilities in the Consolidated Statements of Financial Condition.

Popular, Inc.

Financial Supplement to First Quarter 2021 Earnings Release

Table N - Allowance for Credit Losses “ACL”- Loan Portfolios - CONSOLIDATED

(Unaudited)

31-Mar-21
(Dollars in thousands)	Commercial	Construction	Mortgage	Lease financing	Consumer	Total
Total ACL	$276,219	$9,195	$202,126	$12,687	$300,570	$800,797
Total loans held-in-portfolio	$13,442,486	$907,736	$7,808,852	$1,244,956	$5,727,598	$29,131,628

ACL to loans held-in-portfolio	2.05%	1.01%	2.59%	1.02%	5.25%	2.75%

31-Dec-20
(Dollars in thousands)	Commercial	Construction	Mortgage	Lease financing	Consumer	Total
Total ACL	$333,380	$14,237	$215,716	$16,863	$316,054	$896,250
Total loans held-in-portfolio	$13,614,310	$926,208	$7,890,680	$1,197,661	$5,756,337	$29,385,196

ACL to loans held-in-portfolio	2.45%	1.54%	2.73%	1.41%	5.49%	3.05%

Variance
(Dollars in thousands)	Commercial	Construction	Mortgage	Lease financing	Consumer	Total
Total ACL	$(57,161)	$(5,042)	$(13,590)	$(4,176)	$(15,484)	$(95,453)
Total loans held-in-portfolio	$(171,824)	$(18,472)	$(81,828)	$47,295	$(28,739)	$(253,568)

Popular, Inc.

Financial Supplement to First Quarter 2021 Earnings Release

Table O - Allowance for Credit Losses “ACL”- Loan Portfolios - PUERTO RICO OPERATIONS

(Unaudited)

31-Mar-21
Puerto Rico
(In thousands)	Commercial	Construction	Mortgage	Lease financing	Consumer	Total
ACL	$197,111	$260	$185,805	$12,687	$285,793	$681,656
Loans held-in-portfolio	$7,782,288	$160,597	$6,675,979	$1,244,956	$5,470,445	$21,334,265

ACL to loans held-in-portfolio	2.53%	0.16%	2.78%	1.02%	5.22%	3.20%

31-Dec-20
Puerto Rico
(In thousands)	Commercial	Construction	Mortgage	Lease financing	Consumer	Total
ACL	$225,323	$4,871	$195,557	$16,863	$297,136	$739,750
Loans held-in-portfolio	$7,987,616	$157,106	$6,770,143	$1,197,661	$5,460,754	$21,573,280

ACL to loans held-in-portfolio	2.82%	3.10%	2.89%	1.41%	5.44%	3.43%

Variance
(In thousands)	Commercial	Construction	Mortgage	Lease financing	Consumer	Total
ACL	$(28,212)	$(4,611)	$(9,752)	$(4,176)	$(11,343)	$(58,094)
Loans held-in-portfolio	$(205,328)	$3,491	$(94,164)	$47,295	$9,691	$(239,015)

Popular, Inc.

Financial Supplement to First Quarter 2021 Earnings Release

Table P - Allowance for Credit Losses “ACL”- Loan Portfolios - POPULAR U.S. OPERATIONS

(Unaudited)

31-Mar-21
Popular U.S.
(In thousands)	Commercial	Construction	Mortgage	Consumer	Total
ACL	$79,108	$8,935	$16,321	$14,777	$119,141
Loans held-in-portfolio	$5,660,198	$747,139	$1,132,873	$257,153	$7,797,363

ACL to loans held-in-portfolio	1.40%	1.20%	1.44%	5.75%	1.53%

31-Dec-20
Popular U.S.
(In thousands)	Commercial	Construction	Mortgage	Consumer	Total
ACL	$108,057	$9,366	$20,159	$18,918	$156,500
Loans held-in-portfolio	$5,626,694	$769,102	$1,120,537	$295,583	$7,811,916

ACL to loans held-in-portfolio	1.92%	1.22%	1.80%	6.40%	2.00%

Variance
(In thousands)	Commercial	Construction	Mortgage	Consumer	Total
ACL	$(28,949)	$(431)	$(3,838)	$(4,141)	$(37,359)
Loans held-in-portfolio	$33,504	$(21,963)	$12,336	$(38,430)	$(14,553)

Popular, Inc.

Financial Supplement to First Quarter 2021 Earnings Release

Table Q - Reconciliation to GAAP Financial Measures

(Unaudited)

(In thousands, except share or per share information)	31-Mar-21	31-Dec-20	31-Mar-20
Total stockholders’ equity	$5,897,559	$6,028,687	$5,669,605
Less: Preferred stock	(22,143)	(22,143)	(22,143)
Less: Goodwill	(671,122)	(671,122)	(671,122)
Less: Other intangibles	(21,415)	(22,466)	(26,307)

Total tangible common equity	$5,182,879	$5,312,956	$4,950,033

Total assets	$66,870,268	$65,926,000	$52,803,639
Less: Goodwill	(671,122)	(671,122)	(671,122)
Less: Other intangibles	(21,415)	(22,466)	(26,307)

Total tangible assets	$66,177,731	$65,232,412	$52,106,210

Tangible common equity to tangible assets	7.83%	8.14%	9.50%
Common shares outstanding at end of period	84,379,180	84,244,235	88,125,974
Tangible book value per common share	$61.42	$63.07	$56.17

	Quarterly average
Total stockholders’ equity [1]	$5,693,672	$5,540,456	$5,481,179
Less: Preferred Stock	(22,143)	(22,143)	(38,768)
Less: Goodwill	(671,121)	(671,121)	(671,121)
Less: Other intangibles	(22,104)	(23,166)	(27,826)

Total tangible equity	$4,978,304	$4,824,026	$4,743,464
Return on average tangible common equity	21.37%	14.50%	2.87%

[1]	Average balances exclude unrealized gains or losses on debt securities available-for-sale.

CONTACTS:

Popular, Inc.

Investor Relations:

Paul J. Cardillo, 212-417-6721

Investor Relations Officer

pcardillo@popular.com

or

Media Relations:

MC González Noguera, 787-366-8852

Executive Vice President and Chief Communications & Public Affairs Officer

mc.gonzalez@popular.com